Exhibit 32.1

CERTIFICATE OF

CHIEF EXECUTIVE OFFICER

AND

ACTING PRINCIPAL FINANCIAL OFFICER

OF

QUANTUM ENERGY INC.

I, Richard Porterfield, Chief Executive Officer and Acting Principal Financial Officer of Quantum Energy Inc. (the “Company”), hereby certify that, to the best of my knowledge, the annual report of the Company on Form 10-KSB for the year ended February 29, 2008 (the “Report”):

a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
b.

the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at February 29, 2008, and the results of the Company’s operations for the fiscal year ended February 29, 2008.

Date: June 30, 2008	/s/ Richard Porterfield

Richard Porterfield
Chief Executive Officer and Acting Principal Financial Officer